                                                                      EXHIBIT 11

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                     YEAR ENDED DECEMBER 31,                        1993      1992      1991(1)
- -----------------------------------------------------------------------------------------------
Net income (loss)
  Primary:
     Net income (loss)............................................  $ 296     $ 278     $ (320)
     Convertible and mandatory redeemable preferred stock
      dividends...................................................   (22)       (3)         (1)
                                                                    -----     -----     -------
     Net income (loss) available for common shareholders..........  $ 274     $ 275     $ (321)
                                                                    -----     -----     -------
                                                                    -----     -----     -------
  Fully diluted:
     Net income (loss) available for common shareholders..........  $ 274     $ 275     $ (321)
     Dividends on convertible preferred stock, assuming
      conversion..................................................     22         2          --
                                                                    -----     -----     -------
                                                                    $ 296     $ 277     $ (321)
                                                                    -----     -----     -------
                                                                    -----     -----     -------
Weighted average number of shares
  Primary:
     Average common shares outstanding............................   88.6      87.8        77.5
     Common share equivalents resulting from assumed exercise of stock
       options....................................................    1.1        .8          --
                                                                    -----     -----     -------
                                                                     89.7      88.6        77.5
                                                                    -----     -----     -------
                                                                    -----     -----     -------
  Fully diluted:
     Average common shares outstanding............................   88.6      87.8        77.5
     Common share equivalents resulting from assumed conversion of
      convertible preferred stock(2)..............................    7.4        .7          --
     Common share equivalents resulting from assumed exercise of
      stock options assuming full dilution........................    1.2       1.0          --
                                                                    -----     -----     -------
                                                                     97.2      89.5        77.5
                                                                    -----     -----     -------
                                                                    -----     -----     -------
Earnings (loss) per common share:
  Primary.........................................................  $3.06     $3.11     $(4.14)
  Fully diluted...................................................   3.04      3.10      (4.14)

Primary earnings (loss) per common share are computed by dividing net income
(loss), after deduction of preferred stock dividends, by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. Under the treasury stock method, an average market price is used to determine the number of common share equivalents for primary earnings per common share. The higher of the average or end of period market price is used to determine common share equivalents for fully diluted earnings per common share. In addition, the if-converted method is used for convertible preferred stock when computing fully diluted earnings (loss) per common share. Redeemable preferred stock dividends were not significant to any period presented.

Earnings (loss) per common share may not compute due to the level of rounding in this exhibit.

(1) Including the effect of stock options in the computation of loss per common share for 1991 would be antidilutive and therefore, no common stock equivalents are included in the 1991 computation.

(2) Conversion of the preferred stock was based on a November 1992 issuance date.